EXHIBIT 99.1

Bankruptcy Judge Approves MCI’s Plan of Reorganization

ASHBURN, Va., October 31, 2003 - Today U.S. Bankruptcy Court Judge Arthur J. Gonzalez approved MCI’s Plan of Reorganization, setting the stage for the company’s emergence from Chapter 11.

The following statement should be attributed to Michael D. Capellas, MCI chairman and CEO:

“This is a great day for MCI. Against all odds, we have reached our confirmation faster than anyone expected. Today’s ruling is a real tribute to our 55,000 hardworking employees and our loyal customer base of 20 million strong.

“We have spent the past 10 months building a world-class Board of Directors, recruiting seven new key executives, including a CFO, a COO, a General Counsel and a Chief Ethics Officer, and instituting a standard-setting corporate governance structure. All of this while remaining focused on serving our customers each and every day.

“We know we still have more work to do. But starting now, you will see us drive even harder with more focus and determination to win in the marketplace.

“MCI has a strong set of assets, including the world’s farthest-reaching IP backbone, a restructured financial position with strong cash flow, and a healthy balance sheet. We serve 65 percent of the Fortune 1000 with the industry’s best customer service and we have a name-brand consumer franchise with its flagship offering The Neighborhood built by MCI.

“As we see the industry fundamentals continue to shift, the future will be about the convergence of computing and telecommunications. And where these two worlds meet is where MCI will be.

“As we take the final steps necessary to emerge from Chapter 11, we will act with the same outrageous sense of urgency in serving every customer need and delivering innovation as we did in reaching today’s confirmation.”

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ), which currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone, based on the number of company-owned POPs, and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to http://www.mci.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to the company’s bankruptcy proceedings and matters arising out of pending class-action and other lawsuits and ongoing internal and government investigations relating to the previously announced restatement of its financial results. Other factors that may cause actual results to differ materially from management’s expectations include economic uncertainty; the effects of vigorous competition, including price compression; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in the company’s filings with the Securities and Exchange Commission. We will continue to file documents with the Securities and Exchange Commission under the WorldCom, Inc. name until the effective date of the Plan of Reorganization.

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